Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
AllianceBernstein Blended Style Series, Inc.:

We consent to the use of our report, incorporated herein by reference, dated October 24, 2008, for AllianceBernstein Blended Style Series, Inc. - U.S. Large Cap Portfolio as of August 31, 2008, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


/s/ KPMG LLP


New York, New York
December 29, 2008